Exhibit 2.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of March 28, 2005 (this “Agreement”), by and among FPL Group, Inc., a Florida corporation (“FPL Group”), and the Persons listed on Schedule 1 hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, Gexa Corp., a Texas corporation (the “Company”), FPL Group, FRM Holdings, LLC (“Holdings”) and WPRM Acquisition Subsidiary, Inc. (“Sub” and, together with FPL Group and Holdings, the “FPL Parties”) propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for, among other things, the merger of Sub with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Shareholders are holders of record or Beneficially Own (as defined herein) shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company; and

WHEREAS, as a condition to the willingness of the FPL Parties to enter into the Merger Agreement, the FPL Parties have required that each Shareholder agree, and in order to induce the FPL Parties to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement with respect to all of the shares of Company Common Stock now held of record or Beneficially Owned and which may hereafter be acquired by such Shareholder (collectively, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1                                      General. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2                                      Beneficial Ownership. For purposes of this Agreement, “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

ARTICLE II

Section 2.1                                      Voting Agreement. Each of the Shareholders hereby irrevocably and unconditionally agrees that during the term of this Agreement as specified in Section 5.1, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each of the Shareholders shall vote (or cause to be voted) the Shares held of record (to the extent such Shareholder also has the right to vote such Shares) or Beneficially Owned (to the extent such Shareholder also has the right to vote such Shares) by such Shareholder in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement. Each of the Shareholders acknowledges receipt and review of a copy of the Merger Agreement.

Section 2.2                                      Irrevocable Proxy; Appointment of Proxy.  If any Shareholder fails to comply with the provisions of Section 2.1 (as determined by FPL Group in its sole discretion), such Shareholder hereby agrees that such failure shall result, without any further action by such Shareholder, in the irrevocable appointment of FPL Group, and any other individual who shall be hereafter designated by FPL Group, as such Shareholder’s attorney and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Shares at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 2.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SHAREHOLDER MAY TRANSFER ANY OF SUCH SHAREHLOLDER’S SHARES IN BREACH OF THIS AGREEMENT. Each Shareholder hereby revokes all other proxies and powers of attorney with respect to such Shareholder’s Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Shareholder and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Each of the Shareholders hereby represents and warrants, severally and not jointly, to the FPL Parties as follows:

Section 3.1                                      Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Where such Shareholder is a corporation, partnership or other entity, the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally or by general principles governing the availability of equitable remedies.

Section 3.2                                      No Conflict. (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, (i) where such Shareholder is a corporation, partnership or other entity, conflict with or violate the organizational documents of such Shareholder, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected.

(b)                                 The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of its obligations under this Agreement.

Section 3.3                                      Title to the Shares. As of the date hereof, such Shareholder is the record or Beneficial Owner of the Shares listed opposite the name of such Shareholder on Schedule 1 hereto. The Shares listed opposite the name of such Shareholder on Schedule 1 hereto are all the securities of the Company either held of record or Beneficially Owned by such Shareholder as pf the date hereof.  Such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by such Shareholder. Each Shareholder has the right to vote or cause to be voted each of the Shares listed opposite the name of such Shareholder on Schedule 1 hereto and the Shares listed opposite the name of such Shareholder on Schedule 1 hereto are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements (other than in the case of Shares (i) issuable upon the exercise of options or warrants, the stock option agreement or warrant agreement in respect thereof, (ii) granted as restricted stock, the related restricted stock agreements under which such Shares were granted, or (iii) any agreement prohibiting the sale of Shares entered into in connection a private placement of equity securities by the Company), limitations on such Shareholder’s voting rights, charges and other encumbrances of any nature whatsoever (collctively, “Liens”), none of which Liens restrict the ability of Shareholder to vote such Shareholder’s Shares or to enter into this Agreement.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

Section 4.1                                      No Inconsistent Agreement or Action. Each of the Shareholders hereby covenants and agrees that, except as contemplated by this Agreement, and the Merger

Agreement, such Shareholder shall not, or permit any Person under such Shareholder’s control to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by such Shareholder or form any “group” for purposes of the Exchange Act or the rules promulgated thereunder, in each such case, which is inconsistent with this Agreement. Except as set forth in the Merger Agreement, no Shareholder shall (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined in the Merger Agreement) or agree to or endorse any Transaction Proposal or (ii) propose, enter into, continue or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

Section 4.2                                      Transfer of Title. Each of the Shareholders hereby covenants and agrees that such Shareholder shall not (i) tender any Shares, (ii) sell, assign or transfer record or Beneficial Ownership of any of the Shares, or (iii) further pledge, hypothecate or otherwise dispose of any Shares; provided, that a Shareholder may transfer record ownership of any of the Shares so long as such Shareholder maintains Beneficial Ownership of such Shares (including, without limitation, the unfettered right to vote such Shares in the manner set forth in Section 2.1).  Each Shareholder agrees and understands that in order to enforce the transfer restrictions contained in this Agreement, the Company (a) shall direct its transfer agent and registrar to enter stop transfer orders and to not register or cause any third party to register the transfer of any certificate representing any of the Shareholders’ Shares, unless the transfer is made in compliance with this Agreement, and (b) may require, if necessary to enforce this Agreement, all certificates representing any of the Shareholders’ Shares to be inscribed with an appropriate legend that reflects this Agreement and the covenants contained herein

ARTICLE V

MISCELLANEOUS

Section 5.1                                      Termination. This Agreement shall be effective as of the date of this Agreement and shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date the Merger Agreement is terminated in accordance with its terms.

Section 5.2                                      Additional Shares. If, after the date hereof, a Shareholder acquires the right to vote any additional shares of Company Common Stock (any such shares shall be referred to herein as “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by a Shareholder of record or Beneficial Ownership of such Additional Shares.  Each Shareholder shall promptly notify FPL Group upon acquiring Beneficial or record ownership of any Additional Shares.

Section 5.3                                      Appraisal or Dissenters’ Rights.  Each Shareholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have.

Section 5.4                                      Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 5.5                                      Entire Agreement. This Agreement constitutes the entire agreement between FPL Group and the Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between FPL Group and the Shareholders with respect to the subject matter hereof.

Section 5.6                                      Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 5.7                                      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

Section 5.8                                      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 5.9                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

Section 5.10                                Waiver of Jury Trials.  THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11                                Survival. The representations, warranties, covenants and agreements set forth in this Agreement shall terminate upon the termination of this Agreement as specified in Section 5.1 above, except for those set forth in this Article V other than Section 5.2.  No such termination shall affect the rights of a non-breaching party to enforce its remedies with respect to another party’s breaches occurring prior to such termination.

IN WITNESS WHEREOF, each of the Shareholders and FPL Group have caused this Agreement to be duly executed on the date hereof.

FPL GROUP, INC.

By:	/s/ Edward F. Tancer
Name:	Edward F. Tancer
Title:	Vice President and General Counsel

/s/ Neil Leibman
Neil Leibman

/s/ Stuart C. Gaylor
Stuart C. Gaylor

/s/ Don S. Aron
Don S. Aron

/s/ Dan C. Fogarty
Dan C. Fogarty

/s/ Robert C. Orr, Jr.
Robert C. Orr, Jr.

/s/ Tom D. O’Leary
Tom D. O’Leary

SUNDOWNER HOLDINGS INC

By:	/s/ Neil M. Leibman
Name:	Neil M. Leibman
Title:	President

/s/ Neil M. Leibman, Custodian
Madison Leibman, Neil M. Leibman Custodian

/s/ Neil M. Leibman, Custodian
Andrew Leibman, Neil M. Leibman Custodian

/s/ Neil M. Leibman, Custodian
Adrianne Leibman, Neil M. Leibman Custodian

BOXER CAPITAL LTD

By:	/s/ Neil M. Leibman
Name:	Neil M. Leibman
Title:	Managing General Partner

/s/ Neil M. Leibman
Neil M. Leibman IRA

/s/ Amy Pickett Leibman
Amy Pickett Leibman IRA

/s/ David K. Holeman
David K. Holeman

/s/ Stuart C. Gaylor
Gaylor Investment Trust Partnership

SCHEDULE 1

	Stock	Options	Warrants	Total
Neil M. Leibman		450,000	18,333	468,333
SUNDOWNER HOLDINGS INC	96,650			96,650
Madison Leibman, Neil M. Leibman Custodian	13,500			13,500
Andrew Leibman, Neil M. Leibman Custodian	13,000			13,000
Adrianne Leibman, Neil M. Leibman Custodian	13,500			13,500
BOXER CAPITAL LTD	50,000			50,000
BOXER CAPITAL LTD	3,200,000			3,200,000
Neil M. Leibman IRA	6,640			6,640
Amy Pickett Leibman IRA	811			811
David K. Holeman	25,000	300,000		325,000
Don Aron	200,000	100,000	18,333	318,333
Dan C. Fogarty		100,000		100,000
Gaylor Investment Trust Partnership	36,334	100,000	18,333	154,667
Tom D. O’Leary		100,000		100,000
Robert C. Orr, Jr.	—	100,000	18,333	118,333
	3,655,435	1,250,000	73,332	4,978,767